Exhibit 99.1

Karyopharm Reports Third Quarter 2025 Financial Results and Highlights Recent Company Progress

– Top-Line Data from the Phase 3 SENTRY Trial in Myelofibrosis on Track for March 2026 –

– Total Revenue was $44.0 Million; U.S. XPOVIO® (selinexor) Net Product Revenue was $32.0 Million, an increase of 8.5% compared to Third Quarter of 2024 –

– Reaffirms Full-Year 2025 Total Revenue Guidance of $140 Million to $155 Million and U.S. XPOVIO Net Product Revenue Guidance of $110 Million to $120 Million –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – November 3, 2025 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the third quarter ended September 30, 2025 and highlighted progress on key clinical development programs.

“This has been a very productive quarter as we have strengthened our financial foundation and made meaningful clinical progress with enrollment completion of our Phase 3 SENTRY trial in myelofibrosis, marking a pivotal milestone for Karyopharm,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “With SENTRY enrollment complete, our teams remain focused on clinical trial execution, preparing for top-line data in March, potential regulatory filings, and commercial launch readiness, as we work to redefine the standard-of-care for frontline myelofibrosis patients, pending regulatory approvals.”

Third Quarter 2025 Highlights

XPOVIO Commercial Performance

•
U.S. net product revenue was $32.0 million in the third quarter of 2025, an increase of 8.5% compared to $29.5 million in the third quarter of 2024.

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Demand for XPOVIO was consistent in the third quarter of 2025 compared to the third quarter of 2024, with the community setting continuing to drive approximately 60% of overall net product revenue.

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Expanded global patient access for selinexor is translating into growth in royalty revenue from the Company’s international partners, primarily the Menarini Group. Royalty revenue increased to $1.5 million in the third quarter of 2025 compared to $0.9 million in the third quarter of 2024.

Research and Development (R&D) Highlights

Myelofibrosis

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The Phase 3 SENTRY trial (XPORT-MF-034; NCT04562389) completed enrollment with 353 patients in early September 2025. SENTRY is evaluating 60 mg once-weekly selinexor in combination with ruxolitinib compared to ruxolitinib plus placebo. The preliminary baseline characteristics for patients enrolled in SENTRY are representative of the intended patient population. In addition, preliminary blinded aggregate safety data from the first 61 patients with a median follow-up of greater than 12 months may suggest improvements in both hematologic and non-hematologic treatment emergent adverse events as compared to the Phase 1 data evaluating selinexor 60 mg weekly in combination with standard of care ruxolitinib in JAKi-naïve myelofibrosis patients, as well as historical ruxolitinib monotherapy data. The Company cautions that the preliminary baseline characteristics and preliminary blinded aggregate safety data may not ultimately be reflective of the actual trial results.

•
The Company continues to enroll JAKi-naïve myelofibrosis patients with platelet counts above 50,000 in the selinexor 60 mg cohort of the Phase 2 SENTRY-2 trial (XPORT-MF-044; NCT05980806). A recently amended protocol includes patients with platelet counts above 100,000. The Company expects to report top-line data from all patients in the 60 mg cohort with at least 24 weeks of follow-up in 2026.

Endometrial Cancer

•
Enrollment continues in the Phase 3 XPORT-EC-042 (NCT05611931) trial evaluating selinexor as a maintenance-only therapy following systemic therapy versus placebo in patients with TP53 wild-type advanced or recurrent endometrial cancer.

Multiple Myeloma

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Enrollment in the Phase 3 XPORT-MM-031 trial (EMN29; NCT05028348) was completed in the fourth quarter of 2024 (n=117). The trial is being conducted in collaboration with the European Myeloma Network and is evaluating the all-oral combination of selinexor 40 mg, pomalidomide and dexamethasone (SPd40) in patients with previously treated multiple myeloma who received an anti-CD38 in their immediate prior line of therapy.

Anticipated Catalysts and Operational Objectives

Myelofibrosis

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Top-line data from the Phase 3 SENTRY trial is expected in March 2026.

Multiple Myeloma

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Maintain the Company's commercial foundation in the increasingly competitive multiple myeloma marketplace and drive increased XPOVIO revenues.

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Continue to support global launches by our partners following regulatory and reimbursement approvals for selinexor in ex-U.S. territories.

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Continue to follow patients that are enrolled in the Phase 3 XPORT-MM-031 (EMN29) trial. The Company expects to report top-line data from this event-driven trial in the first half of 2026.

Endometrial Cancer

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Continue to enroll patients into the Phase 3 XPORT-EC-042 trial of selinexor as a maintenance monotherapy for patients with TP53 wild-type advanced or recurrent endometrial cancer. The Company expects to report top-line data from this event-driven trial in mid-2026.

2025 Financial Outlook

Based on its current operating plans, Karyopharm expects the following for full year 2025:

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Total revenue to be in the range of $140 million to $155 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.

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U.S. XPOVIO net product revenue to be in the range of $110 million to $120 million.

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Lowering the range of R&D and selling, general and administrative (SG&A) expenses to $235 million to $245 million.

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The Company expects its existing liquidity, including the revenue it expects to generate from XPOVIO net product sales and its license agreements, will be sufficient to fund its planned operations into the second quarter of 2026.

Third Quarter 2025 Financial Results

Total revenue: Total revenue for the third quarter of 2025 was $44.0 million, compared to $38.8 million for the third quarter of 2024.

Net product revenue: Net product revenue for the third quarter of 2025 was $32.0 million, compared to $29.5 million for the third quarter of 2024. The increase was primarily driven by gross-to-net favorability.

License and other revenue: License and other revenue for the third quarter of 2025 was $12.0 million, compared to $9.3 million for the third quarter of 2024. The increase was primarily driven by milestone-related revenue from Menarini.

Cost of sales: Cost of sales for the third quarter of 2025 was $2.1 million, compared to $1.3 million for the third quarter of 2024. Cost of sales reflects the costs of XPOVIO units sold and the costs of products sold to our partners.

R&D expenses: R&D expenses for the third quarter of 2025 were $30.5 million, compared to $36.1 million in the third quarter of 2024. The decrease was driven by lower clinical trial costs for selinexor in multiple myeloma, reflecting the reduced scope of our Phase 3 trial, and lower personnel and stock-based compensation expenses resulting from previously implemented cost-reduction initiatives.

SG&A expenses: SG&A expenses for the third quarter of 2025 were $26.6 million, compared to $27.6 million for the third quarter of 2024. The decrease was primarily driven by the realization of previously implemented cost reduction initiatives, largely offset by higher professional fees incurred during the quarter in connection with the financing transactions announced by the Company on October 8, 2025.

Loss from operations: Loss from operations for the third quarter of 2025 was $15.2 million, an improvement of approximately 42% compared to a loss of $26.3 million in the third quarter of 2024.

Interest expense: Interest expense for the third quarter of 2025 was $11.0 million, compared to $11.4 million for the third quarter of 2024.

Other (expense) income: Other expense for the third quarter of 2025 was $7.4 million compared to other income of $3.8 million for the third quarter of 2024. The change is primarily attributable to recurring non-cash fair value remeasurements related to the refinancing transactions that were completed in the second quarter of 2024.

Net Loss: Karyopharm reported a net loss of $33.1 million, or $3.82 net loss per basic and diluted share, for the third quarter of 2025, compared to a net loss of $32.1 million, or $3.85 net loss per basic and diluted share, for the third quarter of 2024. Net loss included non-cash stock-based compensation expense of $2.8 million and $4.2 million for the third quarters of 2025 and 2024, respectively.

Cash position: Prior to the receipt of approximately $32 million of net proceeds from the financing transactions announced by the Company on October 8, 2025, cash, cash equivalents, restricted cash and investments as of September 30, 2025 totaled $46.2 million, compared to $109.1 million as of December 31, 2024. On a proforma basis, cash, cash equivalents, restricted cash and investments would have been approximately $78 million. The Company’s cash balance as of September 30, 2025 reflects the benefit of $7.4 million of interest that was paid-in-kind and royalties that were deferred in connection with the Company’s financing transactions announced on October 8, 2025.

Conference Call Information

Karyopharm will host a conference call today, November 3, 2025, at 8:00 a.m. Eastern Time, to discuss the third quarter 2025 financial results, the financial outlook for 2025 and to provide other business updates. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under "Events & Presentations" in the Investor section of the Company's website. An archived webcast will be available on the Company's website approximately two hours after the event.

About the Phase 3 SENTRY Trial

SENTRY (XPORT-MF-034; NCT04562389) is a Phase 3 clinical trial evaluating a once-weekly dose of 60 mg of selinexor in combination with ruxolitinib compared to placebo plus ruxolitinib in JAKi-naïve myelofibrosis patients with platelet counts >100 x 109/L. Patients are randomized 2-to-1 to the selinexor arm. The co-primary endpoints for this trial are spleen volume reduction ≥ 35% (SVR35) at week 24 and the average change in absolute total symptom score (Abs-TSS) over 24 weeks relative to baseline.

About Myelofibrosis

Myelofibrosis is a rare blood cancer that affects approximately 20,000 patients in the United States and 17,000 patients in the European Union1. The disease causes bone marrow fibrosis (scarring in the bone marrow), which makes it difficult for the bone marrow to make healthy blood cells, splenomegaly (enlarged spleen), progressive anemia which often leads to symptoms like fatigue and weakness, and other disease associated symptoms including abdominal discomfort, pain under the left ribs, early satiety, night sweats and bone pain. The only approved class of therapies to treat myelofibrosis are JAK inhibitors, including ruxolitinib. Patients treated with the most commonly prescribed JAK inhibitor often require blood transfusions, and more than 30% will discontinue treatment due to anemia.2 Anemia and transfusion dependence are correlated with poor prognosis and shortened survival.3

1. Clarivate/DRG (2023)

2. Palandri, F., Palumbo, G.A., Elli, E.M. et al. Ruxolitinib discontinuation syndrome: incidence, risk factors, and management in 251 patients with myelofibrosis. Blood Cancer J. 11, 4 (2021).

3. Pardanani, A., & Tefferi, A. (2011). Prognostic relevance of anemia and transfusion dependency in myelodysplastic syndromes and primary myelofibrosis. Haematologica, 96(1), 8–10.

About the Phase 3 XPORT-EC-042 Trial

EC-042 (XPORT-EC-042; NCT05611931) is a global, Phase 3, randomized, double-blind clinical trial evaluating selinexor as a maintenance therapy following systemic therapy in patients with TP53 wild-type advanced or recurrent endometrial cancer. The EC-042 trial is expected to enroll approximately 276 patients who will be randomized 1:1 to receive either a 60 mg, once-weekly, administration of oral selinexor or placebo until disease progression. The trial includes two patient populations, for which, the primary endpoint of progression free survival will be tested sequentially and the key secondary endpoint of overall survival will be evaluated: 1) a modified intent to treat population (mITT) that will include patients with either, a) TP53 wild-type tumors with proficient mismatch repair status (pMMR); or, b) TP53 wild-type tumors with deficient mismatch repair status (dMMR), who are medically ineligible to receive checkpoint inhibitors; and, 2) the trial's original intent to treat (ITT) population, which will include all patients enrolled in the trial whose tumors are TP53 wild-type, regardless of MMR status. The mITT population is expected to include approximately 220 patients. In connection with the EC-042 trial, Karyopharm entered into a global collaboration with Foundation Medicine, Inc. to develop FoundationOne®CDx, a tissue-based comprehensive genomic profiling test to identify and enroll patients whose tumors are TP53 wild-type.

About Endometrial Cancer

Endometrial cancer (EC) is the most common gynecologic malignancy in the U.S.1 In 2025, approximately 69,120 uterine cancers (predominantly endometrial) are expected to be diagnosed, with 13,860 deaths.1 In 2022, there were about 420,368 cases with 97,723 deaths worldwide.2 Both incidence and mortality have continued to rise.3,4 Key risk factors include obesity, type 2 diabetes, high-fat diets, tamoxifen or oral estrogen use, and delayed menopause.5 TP53 is a well-recognized prognostic marker for EC; >50% of advanced or recurrent EC tumors are TP53wt (gene for tumor protein P53; wild-type), and ~40%-55% are both TP53wt and mismatch repair-proficient (pMMR).6-8 While immune checkpoint inhibitors have shown benefit in patients with mismatch repair–deficient (dMMR) and pMMR, the magnitude of benefit is greater for patients with dMMR tumors versus pMMR tumors.9-10 There remains an unmet need for targeted therapies for patients with pMMR EC.11

1. American Cancer Society. Cancer Facts & Figures 2025. https://www.cancer.org/research/cancer-facts-statistics/all-cancer-facts-figures/2025-cancer-facts-figures.html. Accessed October 15, 2025

2. IARC GLOBOCAN 2022, Global Estimates

3. Lu KH, et al. N Engl J Med. 2020;383:2053-2064

4. NCI. Cancer stat facts: uterine cancer. https://seer.cancer.gov/statfacts/html/corp.html. Accessed October 7, 2025

5. American Cancer Society, Endometrial Cancer Risk Factors, 2025

6. Leslie KK, et al. Gynecol Oncol. 2021;161(1):113-121.

7. Vergote I, et al. J Clin Oncol. 2023;41(35):5400-5410.

8. Mirza MR, et al. Presentation at: ESMO Congress; October 20-24, 2023

9. Mirza MR, et al. N Engl J Med. 2023; 388:2145-2158.

10. Eskander RN, et al. N Eng J Med. 2023;388:2159-2170.

11. Makker V, et al. Gynecol Oncol. 2024 Jun:185: 202-211

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm's Selective Inhibitor of Nuclear Export (SINE) compounds for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in adult patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in adult patients with heavily pre-treated multiple myeloma; and (iii) under accelerated approval in adult patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO® (also known as NEXPOVIO® in certain countries) has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including but not limited to the European Union, the United Kingdom, Mainland China, Taiwan, Hong Kong, Australia, South Korea, Singapore, Israel, and Canada. XPOVIO®/NEXPOVIO® is marketed in these respective ex-U.S. territories by Karyopharm's partners: Antengene, Menarini, Neopharm, and FORUS. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in myelofibrosis and endometrial cancer.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at: Tel: +1 (888) 209-9326; Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

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In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).
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In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti‐CD38 monoclonal antibody (Xd).
•
For the treatment of adult patients with relapsed or refractory diffuse large B‐cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

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Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.
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Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony‐stimulating factors.
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Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.
•
Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.
•
Serious Infection: Monitor for infection and treat promptly.
•
Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.
•
Embryo‐Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.
•
Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3‐4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.
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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.
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The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3‐4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1‐888‐209‐9326 or FDA at 1‐800‐FDA‐1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company whose dedication to pioneering novel cancer therapies is fueled by a belief in the extraordinary strength and courage of patients with cancer. Since its founding, Karyopharm has been an industry leader in oral compounds that address nuclear export dysregulation, a fundamental mechanism of oncogenesis. Karyopharm's lead compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications. It has also received regulatory approvals in various indications in 50 ex-U.S. territories and countries, including the European Union, the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting indications in multiple high unmet need cancers, including in multiple myeloma, endometrial cancer, myelofibrosis, and diffuse large B-cell lymphoma (DLBCL). For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm's guidance on its 2025 total revenue, 2025 U.S. net product revenue and 2025 R&D and SG&A expenses; expected cash runway and liquidity; Karyopharm’s exploration of strategic alternatives and financing transactions; expectations with respect to commercialization efforts; the ability of selinexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm's control, that may cause actual events or results to differ materially from Karyopharm's current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm's drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm's drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm's drug candidate portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; Karyopharm's results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm's ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; substantial doubt exists regarding Karyopharm's ability to continue as a going concern; development or regulatory approval of drug candidates by Karyopharm's competitors for products or product candidates in which Karyopharm is currently commercializing or developing; the direct or indirect impact of the COVID-19 pandemic or any future pandemic on Karyopharm's business, results of operations and financial condition; and Karyopharm's ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption "Risk Factors" in Karyopharm's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which was filed with the Securities and Exchange Commission (SEC) on August 11, 2025, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc.

CONTACT:

Brendan Strong

Senior Vice President, Investor Relations and Corporate Communications

617.762.2661

brendan.strong@karyopharm.com

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$32,032	$29,516	$82,767	$83,554
License and other revenue	12,012	9,267	29,221	31,141
Total revenue	44,044	38,783	111,988	114,695
Operating expenses:
Cost of sales	2,113	1,300	4,465	4,676
Research and development	30,544	36,134	97,950	109,930
Selling, general and administrative	26,607	27,632	82,436	88,251
Total operating expenses	59,264	65,066	184,851	202,857
Loss from operations	(15,220)	(26,283)	(72,863)	(88,162)
Other income (expense):
Interest income	553	1,832	2,166	5,918
Interest expense	(11,008)	(11,385)	(33,230)	(26,218)
Gain on extinguishment of debt	—	—	—	44,702
Other (expense) income, net	(7,418)	3,792	10,196	18,284
Total other (expense) income, net	(17,873)	(5,761)	(20,868)	42,686
Loss before income taxes	(33,093)	(32,044)	(93,731)	(45,476)
Income tax provision	(34)	(28)	(110)	(166)
Net loss	$(33,127)	$(32,072)	$(93,841)	$(45,642)
Basic net loss per share	$(3.82)	$(3.85)	$(10.93)	$(5.68)
Diluted net loss per share	$(3.82)	$(3.85)	$(10.93)	$(10.40)
Weighted-average number of common shares outstanding used to compute basic net loss per share	8,669	8,336	8,587	8,036
Weighted-average number of common shares outstanding used to compute diluted net loss per share	8,669	8,336	8,587	8,442

All share amounts and per share amounts in this press release have been adjusted to reflect a 1-for-15 reverse split of our common stock, which we effected on February 25, 2025.

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	September 30, 2025	December 31, 2024
Assets
Cash, cash equivalents and investments	$ 45,877	$ 108,712
Restricted cash	350	338
Accounts receivable	31,877	30,766
Other assets	18,128	24,602
Total assets	$ 96,232	$ 164,418
Liabilities and stockholders’ deficit
Convertible senior notes due 2025	$ 24,496	$ 24,426
Convertible senior notes due 2029	68,602	68,345
Senior secured term loan	96,395	94,603
Deferred royalty obligation	73,499	73,499
Other liabilities	102,498	89,562
Total liabilities	365,490	350,435
Total stockholders’ deficit	(269,258)	(186,017)
Total liabilities and stockholders’ deficit; 8,702 and 8,413 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	$ 96,232	$ 164,418